Exhibit 99.1

Contacts:

Frank Karbe

Chief Financial Officer

Exelixis, Inc.

(650) 837-7565

fkarbe@exelixis.com

Charles Butler

Senior Director

Corporate Communications

& Investor Relations

Exelixis, Inc.

(650) 837-7277

cbutler@exelixis.com

EXELIXIS ANNOUNCES FIRST QUARTER 2008 FINANCIAL RESULTS

SOUTH SAN FRANCISCO, Calif. – May 6, 2008 – Exelixis, Inc. (Nasdaq: EXEL) today reported financial results for the first quarter ended March 31, 2008.

Revenues for the quarter ended March 31, 2008 were $27.9 million, compared to $28.1 million for the comparable period in 2007. Revenues for 2008 were generally consistent with 2007, but reflect the completion of revenue recognition associated with our collaboration with Daiichi Sankyo Company Limited for our Mineralocorticoid Receptor (MR) program and the exclusion of revenue of our former subsidiary Artemis Pharmaceuticals GmbH, which is no longer consolidated as a result of the sale of 80.1% of our ownership in 2007. These items were offset by the revenue recognition associated with our collaborations with Bristol-Myers Squibb Company for various oncology programs and with Genentech, Inc. for the co-development of our MEK inhibitor XL518.

Research and development expenses for the quarter ended March 31, 2008 were $66.0 million, compared to $50.2 million for the comparable period in 2007. The increase from 2007 to 2008 primarily reflects the increased development expenses associated with the continued advancement and expansion of our clinical trial activity.

General and administrative expenses for the quarter ended March 31, 2008 were $8.7 million, compared to $11.2 million for the comparable period in 2007. The decrease from 2007 to 2008 was primarily due to the allocation of general corporate costs (such as facilities costs) to research and development, which primarily reflects the growth of the research and development function compared to the general and administrative function.

Net loss for the quarter ended March 31, 2008 was $41.3 million, or $0.39 per share, compared to $24.2 million, or $0.25 per share, for the comparable period in 2007. The increase in net loss from 2007 to 2008 was primarily due to the increase in the research and development activity described above.

Cash and cash equivalents, short-term and long-term marketable securities, investments held by Symphony Evolution, Inc. (a consolidated clinical development financing vehicle) and restricted cash and investments totaled $252.2 million at March 31, 2008, compared to $299.5 million at December 31, 2007.

Q1 2008 Highlights and Recent Developments

•

Genentech exercised its option to develop and commercialize our compound XL518, a selective and potent inhibitor of MEK, which is currently in a phase 1 clinical trial. Selection of the compound and opt-in by Genentech triggered a payment of $3.0 million. Another $7.0 million is due when a phase 2 program is initiated by Genentech.

•

Bristol-Myers Squibb exercised its option to develop and commercialize our compound XL139, an inhibitor of the hedgehog signaling pathway, for which we received a $20.0 million selection milestone in February 2008. In addition, we exercised our option under the collaboration agreement to co-develop and co-commercialize XL139 in the United States.

•

Data from clinical trials of our investigational compounds XL647, XL184, XL765, and XL880* will be presented at the 2008 American Society of Clinical Oncology (ASCO) Annual Meeting, which will be held from May 30 to June 3 in Chicago, Illinois. The clinical trial data will be described in two oral presentations (XL184 and XL765), two poster discussion presentations (XL647) and three poster presentations (XL647 and XL880*).

*	The technology transfer by Exelixis to GlaxoSmithKline (GSK) in connection with GSK’s election to further develop and commercialize XL880 was completed during the first quarter 2008.

“This year’s ASCO promises to be a significant event for Exelixis,” said George A. Scangos, PhD, president and chief executive officer of Exelixis, Inc. “We will make seven presentations, which is our largest presence at ASCO to date, and we will provide a wealth of new data on four of our lead compounds. We believe this data will meaningfully differentiate our compounds from the competition. With the number of abstracts selected for presentation at ASCO and six selections by partners, the quality of our compounds is being increasingly recognized and validated.”

Conference Call and Webcast

Exelixis’ management will discuss the company’s first quarter ended March 31, 2008 financial results as well as a general update on the company’s financial position and business, including its development pipeline and corporate strategy, during a conference call beginning at 2:00 p.m. PT/ 5:00 p.m. ET today, Tuesday, May 6, 2008. To listen to a webcast of the discussion, visit the Event Calendar page under Investors at www.exelixis.com.

About Exelixis

Exelixis, Inc. is a development-stage biotechnology company dedicated to the discovery and development of novel small molecule therapeutics for the treatment of cancer and other serious diseases. The company is leveraging its fully integrated drug discovery platform to fuel the growth of its development pipeline, which is primarily focused on cancer. Currently, Exelixis’ broad product pipeline includes investigational compounds in phase 2 and phase 1 clinical development. Exelixis has established strategic corporate alliances with major pharmaceutical and biotechnology companies, including GlaxoSmithKline, Bristol-Myers Squibb, Genentech, Wyeth Pharmaceuticals and Daiichi-Sankyo. For more information, please visit the company’s web site at www.exelixis.com.

Forward-Looking Statements

This press release contains forward-looking statements, including without limitation statements related to the future development and potential efficacy of our compounds, our partners’ decisions under their respective collaborations with us, and the impact of new data to be presented on our compounds. Words such as “hope,” “plan,” “may,” “expect,” “continue,” “believe,” “when,” “will” and similar expressions are intended to identify forward-looking statements. These forward-looking statements are based upon our current plans, assumptions, beliefs and expectations. Forward-looking statements involve risks and uncertainties. Our actual results and the timing of events could differ materially from those anticipated in such forward-looking statements as a result of these risks and uncertainties, which include, without limitation, risks related to the potential failure of our compounds to demonstrate safety and efficacy in clinical testing, our relationship with our partners, our ability to enter into new collaborations, continue existing collaborations and receive milestones and royalties under our collaborative agreements, the timing and level of expenses associated with the growth of proprietary programs and other collaborations, the ability to co-develop and generate revenues under collaborations with our partners, our ability to meet industry expectations with data from clinical trials involving any of our compounds, and the therapeutic and commercial value of our compounds. These and other risk factors are discussed under “Risk Factors” and elsewhere in our quarterly report on Form 10-Q for the quarter ended March 31, 2008, and other filings with the Securities and Exchange Commission. We expressly disclaim any duty, obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in our expectations with regard thereto or any change in events, conditions or circumstances on which any such statements are based.

Exelixis and the Exelixis logo are registered U.S. trademarks.

-see attached financial tables-

EXELIXIS, INC.

CONSOLIDATED STATEMENT OF OPERATIONS DATA

(in thousands, except per share data)

(unaudited)

	Three Months Ended March 31,
	2008	2007
Revenues:
Contract	$18,626	$15,166
License	9,318	12,970

Total revenues	27,944	28,136

Operating expenses:
Research and development	65,973	50,210
General and administrative	8,691	11,211
Amortization of intangibles	—	72

Total operating expenses	74,664	61,493

Loss from operations	(46,720)	(33,357)
Other income (expense):
Interest income and other, net	2,511	3,594
Interest expense	(961)	(1,027)

Total other income	1,550	2,567

Loss before noncontrolling interest in Symphony Evolution, Inc.	(45,170)	(30,790)
Loss attributed to noncontrolling interest in Symphony Evolution, Inc.	3,896	6,589

Net loss	$(41,274)	$(24,201)

Net loss per share, basic and diluted	$(0.39)	$(0.25)

Shares used in computing basic and diluted net loss per share	104,993	96,411

EXELIXIS, INC.

CONSOLIDATED BALANCE SHEET DATA

(in thousands)

	March 31, 2008	December 31, 2007 (1)
	(unaudited)
Cash and cash equivalents and short-term and long-term marketable securities (2)	$252,237	$299,530
Working capital	$113,063	$150,898
Total assets	$370,572	$412,120
Stockholders’ equity	$39,860	$72,081

(1)	Derived from the audited consolidated financial statements.

(2)	These amounts include investments held by Symphony Evolution, Inc. of $27.6 million and $30.9 million and restricted cash and investments of $5.3 million and $7.2 million as of March 31, 2008 and December 31, 2007, respectively.

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